Free Writing Prospectus pursuant to Rule 433 dated February 12, 2024

Registration Statement No. 333-269296

Basket-Linked Notes due

OVERVIEW

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date is based on the performance, as measured from the trade date to and including the determination date, of a weighted basket comprised of TOPIX, the S&P 500® Index and the EURO STOXX 50® Index.

On the determination date, a weighted return will be calculated, which will be based on the underlier return for each underlier. The weighted return is the sum of the products of (i) the highest underlier return times 50% plus (ii) the second highest underlier return times 30% plus (ii) the lowest underlier return times 20%. Even though the weighted return allocates higher weights to the higher underlier returns, a low underlier return may offset other, higher underlier returns.

If the weighted return on the determination date is positive, the return on your notes will be positive and will equal the weighted return, subject to the maximum settlement amount of $1,370 for each $1,000 face amount of your notes. If the weighted return is zero or negative, you will receive the face amount of your notes.

You should read the accompanying preliminary pricing supplement dated February 12, 2024 which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

Key Terms
CUSIP/ISIN:	40057YDD2 / US40057YDD22
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Basket underliers (each individually, a basket underlier):	TOPIX (Bloombger symbol: “TPX Index”), the S&P 500® Index (Bloomberg symbol: “SPX Index”), and the EURO STOXX 50® Index (Bloomberg symbol: “SX5E Index”)
Trade date:	expected to be February 15, 2024
Settlement date:	expected to be February 21, 2024
Determination date:	expected to be February 16, 2027
Stated maturity date:	expected to be February 19, 2027
Payment amount at maturity (for each $1,000 face amount of your notes)
●
if the weighted return is positive, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the weighted return, subject to the maximum settlement amount; or
●
if the weighted return is zero or negative, $1,000

Initial basket underlier level:

In each case, set on the trade date and will be an intra-day level or the closing level of such basket underlier on the trade date:

●
with respect to TOPIX,
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with respect to the S&P 500® Index, and
●
with respect to the EURO STOXX 50® Index,

Final basket underlier level:	with respect to a basket underlier, the closing level of such basket underlier on the determination date
Weighted return:	the sum of the products of (i) the highest basket underlier return times 50% plus (ii) the second highest basket underlier return times 30% plus (iii) the lowest basket underlier return times 20%
Basket underlier return:

with respect to a basket underlier, the quotient of (i) its final basket underlier level minus its initial basket underlier level divided by (ii) its initial basket underlier level, expressed as a percentage

Maximum settlement amount:	$1,370
Estimated value range:	$925 to $955 (which is less than the original issue price; see accompanying preliminary pricing supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket underliers, the terms of the notes and certain risks.

Hypothetical Payment Amount At Maturity

Hypothetical Weighted Return	Hypothetical Payment Amount at Maturity (as a % of Face Amount)
75.000%	137.000%
50.000%	137.000%
37.000%	137.000%
25.000%	125.000%
10.000%	110.000%
0.000%	100.000%
-25.000%	100.000%
-50.000%	100.000%
-75.000%	100.000%
-100.000%	100.000%

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 38, general terms supplement no. 8,999 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 38, general terms supplement no. 8,999 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 38, general terms supplement no. 8,999 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated February 12, 2024
●
General terms supplement no. 8,999 dated February 13, 2023
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Underlier supplement no. 38 dated December 21, 2023
●
Prospectus supplement dated February 13, 2023
●
Prospectus dated February 13, 2023

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 8,999, accompanying underlier supplement no. 38, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999 and “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 38, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
▪
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

▪
The Amount Payable on Your Notes Is Not Linked to the Level of Each Basket Underlier at Any Time Other Than the Determination Date
▪
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors
▪
Your Notes Do Not Bear Interest
▪
The Potential for the Value of Your Notes to Increase Will Be Limited
▪
The Lower Performance of One Basket Underlier May Offset an Increase in the Other Basket Underliers

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket underliers, the terms of the notes and certain risks.

▪
You Have No Shareholder Rights or Rights to Receive Any Basket Underlier Stock
▪
We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
▪
If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

Additional Risks Related to TOPIX and the EURO STOXX 50® Index

▪
An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material

Changes to the Composition of a Basket Underlier with Basket Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes

Risks Related to Tax

▪
The Tax Consequences of an Investment in Your Notes Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,999:

Risks Related to Structure, Valuation and Secondary Market Sales
▪
If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
Past Performance is No Guide to Future Performance
▪
Your Notes May Not Have an Active Trading Market
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing
▪
With Respect to Notes Linked to Index Stocks or Exchange-Traded Funds, You Have Limited Anti-Dilution Protection

Risks Related to Conflicts of Interest

▪
Other Investors in the Notes May Not Have the Same Interests as You
▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 38:

Risks Relating to Securities Linked to Underliers that are Equity Indices

▪
If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Issuers of the

Underlier Stocks, There Is No Affiliation Between the Issuers of the Underlier Stocks or Such Underlier Sponsor and Us

▪
If Your Securities Are Linked to Underliers That Are Comprised of Underlier Stocks Which Are Traded in Foreign Currencies But Are Not Adjusted to Reflect Their U.S. Dollar Value, the Return on Your Securities Will Not Be Adjusted for Changes in the Foreign Currency Exchange Rate

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket underliers, the terms of the notes and certain risks.

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment

▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪ The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders.

For details about the license agreement between the basket index sponsor for TOPIX, the S&P 500® Index and the EURO STOXX 50® Index and the issuer, see “The Underliers — TOPIX”, “The Underliers — S&P 500® Index” and “The Underliers — EURO STOXX 50® Index” on pages S-141, S-116 and S-36 of the accompanying underlier supplement no. 38.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket underliers, the terms of the notes and certain risks.